UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

WORTHINGTON INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                   (614) 438-3210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 23, 2015, Worthington Industries, Inc. (the “Company”) announced that the Company’s outlook has changed since it was discussed in December’s fiscal year 2015 second quarter earnings call.  The price of steel has dropped over $100 a ton since mid-December. The amount and speed of the decline was not anticipated.  When steel prices fall, the Company typically has higher-priced base inventory flowing through cost of goods sold, while selling prices compress to market levels, reducing margins and earnings.  The price decline, combined with softening demand in a few key end-markets, including oil and gas and agriculture, will cause earnings for the third quarter to be significantly below last year’s third quarter and are expected to adversely affect fourth quarter results.  Additionally, continued higher than normal operating costs in certain Pressure Cylinders and Engineered Cabs operations, as discussed during last quarter’s call, will also be factors.

The Company has been actively repurchasing its common shares pursuant to previously announced authorizations approved by its Board of Directors. The Company has in place a Rule 10b5-1 Plan, administered by an independent broker, pursuant to which repurchases of common shares aggregating up to $60 million may be made through April 9, 2015, unless the Plan is earlier terminated pursuant to its terms.  The Plan was established in accordance with, and as part of, the repurchase authorizations under which 8.8 million common shares are available for repurchase.

Item 9.01	Financial Statements and Exhibits.

(a) – (c)                      Not applicable.

(d)           Exhibits:  The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.                       Description

99.1           News Release issued by Worthington Industries, Inc. on February 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: February 23, 2015	By:	/s/Dale T. Brinkman
Dale T. Brinkman, Vice President-
Administration, General Counsel and Secretary